Exhibit 99.1

Joseph C. Lawler

Chairman & Chief Executive Officer

1100 Winter Street, Suite 4600

Waltham, MA 02451

jlawler@cmgi.com

tel 781-663-5017

fax 781-663-5045

June 18, 2007

Peter L. Gray

CMGI, Inc.

1100 Winter Street, Suite 4600

Waltham, MA 02451

Dear Peter:

This letter will serve to memorialize certain changes to your compensation arrangements with CMGI, Inc. (the “Company”). Effective June 18, 2007, your annualized base salary will be $300,000. You will also continue to be eligible to receive a bonus for fiscal year 2007 based on a target annualized bonus equal to 50% of your base salary earned during fiscal 2007. The actual bonus payment you receive will be based on CMGI’s successful satisfaction of fiscal year 2007 business objectives pursuant to the terms and conditions of the CMGI FY2007 Executive Management Incentive Plan.

In addition, on June 18, 2007 you will be awarded 50,000 shares of restricted common stock of CMGI. This award will be made pursuant to the 2000 Stock Incentive Plan. Provided you remain employed by CMGI on each vesting date, the restrictions with respect to the restricted stock award will lapse in three equal annual installments (each with respect to 33 1/3% of the award), on each of the first three anniversary dates of the restricted stock award. The Company encourages you to promptly speak with your own legal advisor with respect to the tax effect and any filings that you may want to make with the Internal Revenue Service in connection with this restricted stock award. The restricted stock award will be subject to all terms, conditions, limitations, restrictions and termination provisions set forth in the 2000 Stock Incentive Plan and in the restricted stock agreement (which shall be based upon CMGI’s standard form of restricted stock agreement) that shall be executed to evidence the award of restricted stock. You will also be required to execute the Company’s standard form of Non-Competition Agreement as a condition of the Company awarding you shares of CMGI restricted stock.

Peter, you are a valuable member of the Executive Leadership Team. Thank you for your excellent contributions over the past year.

Best regards,

/s/ Joseph C. Lawler
Joseph C. Lawler
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Peter L. Gray	June 18, 2007
Peter L. Gray	Date